Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Affiliated Managers Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Depositary Shares	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Warrants	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Subscription Rights	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Stock Purchase Units	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	Rule 415(a)(6)			$500,000,000.00(3)			S-3	333-230423	3/27/2019	$60,600.00(3)

	Total Offering Amounts

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due(3)							$0.00

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Affiliated Managers Group, Inc. (the “Company”) is deferring payment of the registration fee and will pay the registration fee on a pay-as-you-go basis. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(2)

An unspecified aggregate initial offering price and number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices by the Company and/or one or more selling security holders. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, or exchange of other securities.

(3)

Securities being registered hereunder include unsold securities previously registered on the prospectus supplement filed pursuant to Rule 424(b)(5) on March 27, 2019 (“the Prior Prospectus Supplement”), and an accompanying prospectus dated March 21, 2019, pursuant to a Registration Statement on Form S-3 (File No. 333-230423) filed with the Securities and Exchange Commission (“SEC”) on March 21, 2019. As of the date hereof, the registrant has not sold any of the $500 million of the securities registered pursuant to the Prior Prospectus Supplement (the “Unsold Securities”). In connection with the registration of such Unsold Securities, the registrant paid a registration fee of $60,600, which will continue to be applied to such Unsold Securities. In accordance with Rule 415(a)(6) under the Securities Act, $500 million aggregate amount of Unsold Securities are included in this registration statement. Accordingly, no registration fee is being paid at this time.